UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hermes Jets, Inc.
(Exact name of registrant in our charter)
Nevada	3721	26-3670551
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2533 North Carson Street, Suite 4621 Carson City, NV 89706	89706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone: +1/775/887-4560

CORPORATE ADMINISTRATIVE SERVICES, INC.
1955 Baring Blvd.,
Sparks, NV  89434
+ 1/775/358-1412
[Name, address and telephone number of Agent for Service]

Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer 	Accelerated Filer 

Non-accelerated filer 	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by our Selling Stockholders [3]	492,300	$1.00	$492,300	$35.10

TOTAL	492,300	$492,300	$492,300	$35.10
(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

HERMES JETS, INC.
492,300 Shares of Common Stock

Selling shareholders are offering up to 492,300 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7 , 2010.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Hermes Jets, Inc. is a Nevada corporation formed on September 11, 2008.

Our U.S. address is 2533 North Carson Street, Suite 4621, Carson City, NV 89706; Phone: +1/775/887-4560, Fax: +1/775/883-2384.

Business

Our major business activity will be the global brokerage of executive aircraft to corporations, institutions and wealthy private individuals. We will act as an air charter broker for business and private jets by connecting travelers with executive aircraft that are independently owned and operated by third party companies or individuals.  However, we have not completed all steps necessary to commence operations and have not yet generated any revenues, as described below.

We intend to provide our customers with convenient, comfortable and safe business and private jet travel by matching customers’ flight requirements with independent aviation aircraft operators.

As we have not started our operations yet, we have not entered into any broker agreements with clients, so far, or generated any revenue. In order to do so, we estimate costs of $150,000 to $200,000 to finance our early operational work.  The conditions of our being able to enter into brokerage agreements with clients include completion of our web-based brokerage platform and resource database, the set-up of our first local customer relationship office, the engagement of operational staff in the fields of marketing and sales and supplier management and some initial advertising and sales promotion. This start-up budget includes the initial one-time investment cost of about $30,000 to $50,000 for the completion of our web-based brokerage platform and supplier database. We estimate the annual cost to maintain the IT and telecommunications infrastructure to support our brokerage platform, at approximately $15,000 per year after it is established. This yearly cost may increase depending on the further need for extension and maintenance of the systems. We anticipate that we will complete these start-up tasks within the next three to six months and begin to generate operational revenue from the first quarter in 2011 onwards.

However, since our inception, we have been involved in significant continuous organizational activities to implement our business plan and build up our business by, among other activities:

•	Developing and implementing a web-based booking and charter tool that allows interested clients to submit travel inquiries, inquire about airplane availability and request related price quotes.

o
As of the date of this registration statement, we have completed the first part of our corporate web presence featuring the booking tool allowing our clients to submit travel inquiries, inquire about airplane availability and request related price quotes. The development of this first basic version of our web presence cost approximately $11,750, of which $660 was paid initially and $462 is to be paid on a monthly basis during the next 24 months. During the next three months we will complete our online supplier database which will present profiles of operators, airplanes and flight-staff, as well as add-on service suppliers. We will also complete the client section, providing direct client access, client account information and several payment tools. For this second part of our web-based booking and charter tool, we estimate a total time frame of about 3 months and total cost of about $10,000. During the third stage, we will compile several aircraft and service profiles, feed the data base with basic information, technical details as well as pictures of each offered aircraft and crew members. For this third development stage, we expect a total time frame of about 5 months and an additional investment of up to $20,000, depending on the amount of man power we will require for the ongoing compiling work.

•	Building up our international network with potential airplane operators, travel agencies and suppliers of add-on services such as catering services, concierge and ground transportation services.

o
Although we currently have no agreements in place with any of these service providers, we are in negotiations with several independent flight operators and service suppliers. The further development of our network of independent flight operators, flight staff and add-on service suppliers will be an ongoing task during the next twelve to twenty-four months.

Based upon our market research and our management’s industry expertise, we are seeing business opportunities in the Central and Eastern European Countries (CEE) and the Commonwealth of Independent States,the regional organization of 12 countries which are former Soviet Republics, the (CIS Market). At a first step, we will focus on those Central and Eastern European countries, which are members of the European Union, have stable economic conditions and show an emerging business aviation industry. This will include geographic target markets such as Hungary, Czechoslovakia, Poland, Bulgaria, Serbia and Croatia.  Future target countries of interest are those CIS countries that show high resource-related industry activity, such as oil, gas and mining, but also show long distances between towns, company headquarters and production sites. In the future,this will target markets such as Ukraine, Belarus, Kazakhstan and Azerbaijan.

Hermes Jets will not own or operate the aircraft, manage pilots, or own supporting operator infrastructure, like operations and maintenance facilities. We will leave the flying entirely to operators who specialize in air travel and are required to be compliant with the requirements of national and international aviation regulations for aircraft maintenance, aircrew training and aircraft operations. Our core competence will be the interconnection of flight capacity with individual travel needs and the efficient delivery of the related travel services.
We will generate revenues and income from several sources as follows:

•
Sale of all-inclusive travel packages: We will, according to client’s requirements, organize the entire trip and buy flight capacity, secure pilot and cabin crew as well as any additional services the client may wish. Client will be invoiced by Hermes Jets with one single invoice, covering the purchase cost of flight capacity and services. Depending on the specific needs and requirements submitted by an interested customer, we will either offer a customized all-inclusive travel package or connect the client directly with air carriers, providing flight capacities that meet customer’s aircraft, price and travel date requirements best. In case of an all-inclusive travel package, we will negotiate the various rates directly with the different service providers and submit a detailed proposal to the customer.  Customers will be invoiced by Hermes Jets with a service fee for providing travel management and helpdesk services, and the service providers, such as the charter operator or any other provider, will be invoiced with a commission fee for brokerage services. Customer service fees may range from 10% to 20% on the package price. Commission fees are typically paid as a difference between discounted and retail prices or as a fix percentage of net prices. Best practice commission fees typically range from 5% to 15% based on the net prices, and we anticipate our pricing to be consistent with best practice.

•
Sale of flight capacity only: We will act as a pure broker/travel agent who connects a client with any air travel operator that meets the client’s travel requirements at a specific date. The client will pay the operator directly and Hermes Jets will invoice the operator in the form of a commission fee for its brokerage service. Best practice commission fees for basic brokerage services typically range from 5% to 15%. Additional commission or service fees are possible but finally depend on the scope of services agreement with a specific air carrier, and we anticipate our pricing to be consistent with best practice.

•
Sale of empty leg charter management services to flight operators:  A financial issue for operators is the one-way flight, where a client travels from Point A to Point B but does not want to return immediately. This is expensive both for the operator or the client who must pay the price of a round-trip for a one-way ticket if the operator doesn’t want to bear the cost of an empty return. We will build up a web-based online data-base which provides information on empty leg flights currently available. Operators will pay a quarterly service fee to get listed and regularly update their capacities in the empty leg online database and, additionally, will pay a reduced commission for each empty leg capacity which is successfully sold through our empty leg management data base. Depending on the data processing volume, administration work and success rate, we plan to implement a mixed fee structure starting from $100 listing fee per quarter and a minimum commission fee of 5% per each empty leg unit successfully sold through our database.  Charter operators with the potential to become partners/clients of our company are identified by ongoing market research, networking activities and direct approach. We will research and identify airline operators through browsing the web, researching aviation associations and their members and attending fair trades and exhibitions. Once the first operation is set-up we will start advertising and promoting our business to attract potential flight operators and service providers directly.

We had a net loss of $(72,143) and $(28,584) at December 31, 2009 and March 31, 2010, respectively. Our monthly burn rate is approximately $9,000. There is substantial doubt about our ability to continue as a going concern over the next twelve months.

We maintain a website at www.hermesjets.com. Nothing on that website is part of this Prospectus.

The Offering

As of the date of this prospectus, we had 5,004,200 shares of common stock issued and outstanding.

Selling shareholders are offering up to 492,300 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.
Statement of Operations Data
	For the three months ended March 31, 2010	For the year ended December 31, 2009	For the period from September 11, 2008(inception) to December 31, 2008	For the period from September 11, 2008 (inception) to March 31, 2010
Revenue from operations	$-	$-	$-	$-
Total costs and expenses	28,584	72,143	20,755	121,482
Interest income	-	-	-	-
Net (loss)	(28,584)	(72,143)	(20,755)	(121,482)
Net (loss) per common share outstanding	$(0.01)	$(0.02)	$(0.02)	$(0.03)
Weighted average shares outstanding	5,004,200	4,667,159	1,281,250	3,972,705

Balance Sheet Data

	As of March 31, 2010	As of December 31, 2009	As of December 31, 2008
Current assets	$17,684	$66,691	$-
Working capital (deficit)	$8,158	$36,742	$(20,755)
Total assets	$17,684	$66,691	$-
Total liabilities	$9,526	$29,949	$20,755
Total stockholder’s equity (deficit)	$8,158	$36,742	$(20,755)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Our lack of generating revenues from operations makes it difficult for us to evaluate our future business prospects and to make decisions based on those estimates of our future performance.

Although we have taken significant steps to develop our business plan since our inception, as of the date of this registration statement, we have not generated any revenues. Our business plan is still speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of revenues raise substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available, in which case our ability to implement our business plan will be impaired.

For the next twelve months, we expect cash needs of up to $200,000 to finance the further set-up of our business and IT-infrastructure, the start of our early operational work and to cover our ongoing working capital needs in order to commence operations.  At March 31, 2010 , we had $17,684 in cash. At our current monthly burn rate of approximately $ 9 ,000, we have sufficient cash to continue operations for 3 months. In order to cover our cash needs, we are considering raising additional funds in the form of equity capital, mezzanine financing and/or senior loans through private placements, loan applications or any other alternative approach. In the interim, our principal shareholder Agromerkur AG has orally agreed to loan on a non-interest bearing demand basis funds to maintain operations at the current level for nine months thereafter.  If he fails to do so and we do not secure funds from other sources, we may be forced to suspend or terminate operations.  Our ultimate success will depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the aviation industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Additional financing we obtain to execute our business plan and fund operations may be dilutive to existing stockholders, which could reduce the value of your investment.

Our ultimate success may depend upon our ability to raise additional capital. We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and could reduce the value of your investment.

Because we need to complete the development of additional activities such as the development of the web-based brokerage platform, acquire flight capacity and start marketing and sales activity before we can commence profitable operations, if we do not complete these activities we may not be able to generate revenues and you may lose your entire investment.

In order to commence active operations, we need to complete the development of the web-based brokerage platform, acquire flight capacity and start marketing and sales activity according to our business plan schedule. if we do not complete these activities we may not be able to generate revenues and you may lose your entire investment.

If we are unable to provide a satisfactory customer experience, our reputation would be harmed and we could lose customers.

A critical component of our strategy is providing a high-quality customer experience. Accordingly, the effective performance, reliability and availability of our website and network infrastructure, particularly our web-based brokerage platform are critical to our reputation and our ability to attract and retain customers. Any material disruption or slowdown in our customer support services resulting from telephone or Internet failures, power or service outages, natural disasters, labor disputes or other events could make it difficult or impossible to provide adequate customer support. In addition, the future volume of customer inquiries may exceed our present system capacities. If this occurs, we could experience delays in responding to customer inquiries and addressing customer concerns. Our current level of customer support may also fail to meet the expectations of our customers. Failure to provide satisfactory levels of customer service may harm our reputation, causing potential loss of existing customers and difficulty in acquiring new customers.

Our profitability depends on our ability to obtain suitable charter aircraft.

Our growth strategy depends on our having an adequate supply of available charter flights for our customers, by partnering or securing relationships with operators of suitable charter aircraft. Any condition that would deny, limit or delay our ability to provide on-demand charter flights through our brokerage services, including a limited supply of available charter aircraft flights, will constrain our ability to grow. If we cannot partner with or secure relationships with operators of private charter aircraft, we will not be able to achieve economies of scale and may never become profitable.

The charter aircraft brokerage industry is extremely competitive and such competition could reduce our ability to generate revenues.

We compete with first class and business class services of national and regional airlines, fractional aircraft ownership operators, and other charter aircraft brokers and, particularly on shorter routes, ground transportation. Our competitors have been in business far longer than we have and they may have significantly greater financial stability, access to capital markets and name recognition. Unanticipated shortfalls in expected revenues due to price competition or inadequate supply of private charter flights would negatively impact our financial results and harm our business. There is no assurance that we will be able to successfully compete in this industry.

Due to the international nature of our business, political or economic changes or other factors could harm our future revenue, costs and expenses and financial condition.

Our sales outside the United States will make up 100% of our net revenue in Europe and particularly Eastern Europe. Our future revenue, gross margin, expenses and financial condition could suffer due to a variety of international factors, including:

ongoing instability or changes in a country's or region's economic or political conditions, including inflation, recession, interest rate fluctuations and actual or anticipated military or political conflicts;

	longer accounts receivable cycles and financial instability among customers;

	trade regulations and procedures and actions affecting production, pricing and marketing of products;
	changes in the regulatory or legal environment;
	differing technology standards or customer requirements;

import, export or other business licensing requirements or requirements relating to making foreign direct investments, which could affect our ability to obtain favorable terms for components or lead to penalties or restrictions;

	difficulties associated with repatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws; and
	fluctuations in freight costs and disruptions in the transportation and shipping infrastructure at important geographic points of exit and entry for our products and shipments.

The factors described above also could disrupt charter business as we will depend upon suppliers of charter services in these areas.

Due to the likelihood that all of our sales  will be from countries outside of the United States, in Europe and Eastern Europe, currencies in these areas can have an impact on our results (expressed in U.S. dollars). Currency variations also contribute to variations in sales and services in impacted jurisdictions. Accordingly, fluctuations in foreign currency rates could have a material impact on our revenue growth in future periods. In addition, currency variations can adversely affect margins on sales of our services in countries outside of the United States and margins on sales of services that include services obtained from suppliers located outside of the United States.

We may not be able to effectively control and manage our growth which could reduce our ability to generate revenues.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

As a new entrant to the airline charter business, we will be subject to an increased risk that we may be negatively affected by changing economic conditions which could reduce our ability to generate revenues.

The airline charter business in general is subject to a risk in that the purchase of private charter jet flight time is likely considered a luxury item to consumers, especially compared to the costs associated with commercial air travel. As a new entrant to the jet charter business, this risk is increased in that we must develop our business in a market that may be adversely affected by changing economic conditions.  As a result, a general downturn in economic, business and financial conditions, including recession, inflation and higher interest rates, could have an adverse effect on consumers’ spending habits and could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than via a privately chartered jet.

The commercial aircraft industry is subject to extensive government regulation, which can result in increased costs and competitive disadvantages which could increase our costs and reduce our ability to generate revenues.

While we do not own, operate or maintain any aircraft, commercial aircraft operators are subject to extensive regulatory requirements. Many of these requirements result in significant costs that may adversely affect our business and financial results in that they could result in higher costs to our operators which could be passed along to our customers. For example, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. As a result, the overall price of the services we broker could increase, which could lead to decreased sales if customers were not willing to pay higher prices for the services we are brokering.  If we lost customers as a result, our revenues would be reduced.

Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of commercial aircraft operations, reduced the demand for air travel or restricted the way operators can conduct their business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. Similar laws or regulations or other governmental actions in the future may similarly adversely affect our business and financial results.

Our results of operations may also be affected by changes in law and future actions taken by governmental agencies having jurisdiction over aircraft operators, including:

•	changes in the law which affect the services that can be offered by aircraft operators in particular markets and at particular airports;
•	restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail an aircraft operator’s ability to respond to a competitor);
•	the adoption of regulations that impact customer service standards (for example, new passenger security standards); or
•	the adoption of more restrictive locally-imposed noise restrictions.

Although we do not own or operate any of the aircraft we broker, we may still be sued by customers in the event of an accident, which could place a substantial financial burden upon us which could reduce our ability to generate revenues.

Our business exposes us to potential liability risks that are inherent in the flying of aircraft. Although we do not own or operate any of the aircraft that we provide to our customers, we can provide no assure that potential claims will not be asserted against us in the event of an accident involving such aircraft. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Generally, we are covered by the insurance policies of the aircraft’s operator but there can be no assurance that such operator is sufficiently insured to satisfy all claims. We currently are considering purchasing additional supplemental insurance. There can be no assurance that we will be able to maintain adequate insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Claims or losses in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Current laws and regulations allow sales of private charter aircraft services to foreign customers and private charter flights to numerous foreign locations. If these laws and regulations are changed to restrict sales to foreign customers or flights to foreign locations, we may lose potential customers, which would limit our growth potential.

Our revenue and profitability will be based in part on sales of private charter flight time to foreign customers and flights to foreign locations, which is allowed under current federal laws and regulations. Modification of such statutes and regulations could pose a significant risk to our business operations by reducing the pool of potential customers by regulating, restricting or prohibiting sales of private chartered flight time to foreign persons or by restricting or prohibiting flights to certain foreign locations.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 69.94% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by CEO/CFO, Hans Wadsack, and our executive vice presidents Zbynek Brzon and Caroline Hermann, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of CEO, Hans Wadsack, and our executive vice presidents Zbynek Brzon and Caroline Hermann. Because CEO/CFO Hans Wadsack and our executive vice presidents Zbynek Brzon and Caroline Hermann are essential to our operations, you must rely on their management decisions. Mr. Wadsack will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to CEO, Hans Wadsack, and our executive vice presidents Zbynek Brzon and Caroline Hermann. If we lose their services, we may not be able to hire and retain other management with comparable experience. As a result, the loss of Mr. Wadsack’s services could reduce our revenues. We have no employment agreements with or key person insurance on any member of management.

The persons responsible for managing our business will devote less than full time to our business, which may impede our ability to implement our business plan.

None of our management devotes full time to their duties to our business, as follows:
Name	Percentage of Time Currently Devoted to Our Business
Hans Wadsack	20%
Zbynek Brzon	30%
Caroline Hermann	30%
As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.

Our stock is currently considered a penny stock .  If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

Our stock is currently considered a penny stock.  The price per share in this offering is $1.00 per share which is less than the price at which our stock will be considered a penny stock.   If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 492,300 shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team, including CEO/CFO, Hans Wadsack, and our executive vice presidents Zbynek Brzon and Caroline Hermann is responsible for our operations and reporting. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to increased expenses from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over Financial Reporting for the year ended December 31 in the fiscal year after the fiscal year in which this registration statement is declared effective. Our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning that year as well. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

The offering price of $1.00 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual value of our business.

The offering price of $1.00 per share is not based upon earnings or operating history, does not reflect the actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future market price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of July 6 , 2010 , there were 1,504,200 shares of our common stock held by non-affiliates, 392,300 of which are being registered hereunder, and 3,500,000 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, 100,000 of which are being registered hereunder. All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a  reporting company and will not be subject to the proxy statement requirements, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement.  We have no agreement, written or oral, with our selling shareholders about this price.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our lack of operating revenues
•	the price at which we have sold our stock in offerings not registered under the Securities Act of 1933
•	what we consider to be our growth potential
•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration under Regulation S of the 1933 Act and in the case of one service provider under Section 4(2) of the 1933 Act in exempt transactions as follows:  In November 2008 our founder subscribed to 3,500,000 shares of common stock for cash of $10,500 paid in 2009($0.003 per share).  From January 12, 2009 through March 13, 2009, 14 investors purchased 1,474,900 shares of common stock for $89,840 ($0.01 to $0.08 per share).  During March and April 2009, 17 investors purchased 3,300 shares of common stock for $3,300 ($1.00 per share) and during such time we issued an additional 26,000 to two service providers for legal and consulting services valued at approximately $26,000 ($1.00 per share). We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation “S” required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation “S” offering were made to persons in the United States;
•	No direct selling efforts of the Regulation “S” offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Name of Shareholders	Directors / Voting Power	Total Shares Owned	Shares Registered	Remaining Shares if Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided)
Hans Wadsack Agromerkur AG [2] [3]	(Director)	3,501,000	101,000	3,400,000	69.951%	67.9%	Major Shareholder / Beneficial Owner
Partner Capital Investment Ltd.	Esther N. Aguet (President)	228,500	50,000	178,500	4.566%	3.6%	-
Frostilos Business Corp.	Dr. Fabio Delco (Director)	217,800	50,000	167,800	4.352%	3.4%	-
Horst Invest Corp.	Martin Staeubli (Director)	207,600	40,000	167,600	4.149%	3.3%	-
Valentino Marketing Ltd.	Severin Knuesel (Director)	197,900	40,000	157,900	3.955%	3.2%	-
Una Finance Ltd.	Katerina Loannides (Director)	188,700	40,000	148,700	3.771%	3.0%	-
Nali Finance Corp.	Irene G. Spoerry (Director)	179,900	30,000	149,900	3.595%	3.0%	-
United Equity Capital AG	Marc Bodin (Director)	171,500	30,000	141,500	3.427%	2.8%	-
Michael T. Williams	-	25,000	25,000	0	0.500%	0.0%	Attorney since 9/2008 - ongoing
Celestial Global Holding Inc.	Christine Ping (Director)	20,000	20,000	0	0.400%	0.0%	-
Centrino Management Co., Ltd.	Lorena Cervantes (Director)	15,000	15,000	0	0.300%	0.0%	-
Green Coast Partners Ltd.	Ricardo Escalante (Director)	12,000	12,000	0	0.240%	0.0%	-
Feng Shui International Co., Ltd.	Emely Perez (Director)	10,000	10,000	0	0.200%	0.0%	-
Apus Holdings Inc.	Paula Jonch (Director)	10,000	10,000	0	0.200%	0.0%	-
Checkmate Holdings Inc.	Paul Jonch (Director)	8,000	8,000	0	0.160%	0.0%	-
La Rumba S.A.	Christina Chow (Director)	8,000	8,000	0	0.160%	0.0%	-
Jing Yau Schmid-Huang	-	1,000	1,000	0	0.020%	0.0%	Art designer since 03/2009 – ongoing
Katrin Wadsack [3]	-	500	500	0	0.010%	0.0%
Lukas Wadsack [3]	-	500	500	0	0.010%	0.0%
Hans Wadsack [2] [3]	-	500	500	0	0.010%	0.0%
Hanny Wadsack [2] [3]	-	500	500	0	0.010%	0.0%
Dirk Schewe	-	100	100	0	0.002%	0.0%	-
Mathias Drews	-	100	100	0	0.002%	0.0%	-
Thorsten Foerster	-	100	100	0	0.002%	0.0%	-
Julia Schroeder [4]	-	100	100	0	0.002%	0.0%
Marek Schroeder [4]	-	100	100	0	0.002%	0.0%	-
Marisa Schroeder [4]	-	100	100	0	0.002%	0.0%
Bennet Schroeder [4]	-	100	100	0	0.002%	0.0%
Sven Kriegbaum [5]	-	100	100	0	0.002%	0.0%
Leano Docal [6]	-	100	100	0	0.002%	0.0%
Loris Docal [6]	-	100	100	0	0.002%	0.0%
Birthe Docal [6]	-	100	100	0	0.002%	0.0%
Marcos Docal [6]	-	100	100	0	0.002%	0.0%	-
Jan Kriegbaum [5]	-	100	100	0	0.002%	0.0%
Total	-	5,004,200	492,300	4,511,900	100.000%	90.2%	-

[1] Assuming sale of all shares registered hereunder.

[2] Includes 3,500,000 shares owned by Agromerkur AG of which he is director and beneficial owner, and 500 shares each owned individually by both Hans Wadsack and Hanny Wadsack, his wife.  100,000 shares are being registered for resale by Agromerkur AG and 500 shares each owned individually by both Mr. Wadsack and Hanny Wadsack are also being registered.

[3] Independent, non-minor children of Hans and Hanny Wadsack not living with them who each disclaim Hans or Hanny Wadsack’s beneficial ownership of these shares.

[4] Marek and Julia Schroeder are married and Marissa and Bennet Schroeder are their minor children.  Each are registering 100 shares for resale.

[5] Sven Kriegbaum and Jan Kriegbaum are brothers but disclaim beneficial ownership of each other shares.

[6]  Marcos and Birthe Docal are married and Leano and Loris Docal are their minor children.  Each are registering 100 shares for resale.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 492,300 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters . We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Hans Wadsack	58	President & CEO, CFO/Treasurer, Secretary, Director
Zbynek Brzon	47	Executive Vice President
Caroline Hermann	35	Executive Vice President

Mr. Wadsack joined us upon formation in September 2008 as President & CEO, CFO/Treasurer, Secretary and Director. From July 1987 to date, he has been Director of Agromerkur AG (a Swiss Private Equity Corporation) in the business of holding, acquisition and sale of participations in other companies; real estate and property; private equity. From 1983 to date, he has been founder, owner and principal of Wadsack & Co., a Swiss accounting and tax advisory firm. He is a Certified Public Accountant in Switzerland. He attended CPA College of the Swiss Fiduciary Chamber; Diploma as a certified CPA, achieved in 1982.

Mr. Brzon joined us in November 2008 as Executive Vice President (Flight Operations, Safety and Quality Management). From February 2005 to date, he has been Commander A320 and Technical Flight Consultant for Air Berlin, a German Airline. From January 2004 to January 2005, he was Commander F100 / Quality Manager for Helvetia Express, a Swiss Airline, as well as Flight Instructor Line Training for the Bulgarian Air Charter.
Ms. Hermann joined us in November 2008 as Executive Vice President (Cabin Safety and Marketing Management). Since April 2006 she has been a Freelance Cabin Crew Manager on Airplanes of Gulfstream, Bombardier, Falcon, Citation, Embrear and Dornier Aircraft for various clients. From January 2005 to March 2006, she was Cabin Safety and Operations Manager of ExecuJet, a Swiss private airline. From 2004 to December 2005, she was Cabin Safety Manager of Sky Work, a Swiss Aircharter Company, for Dornier 328 and Citation Fleet.

As of July 6 , 2010, our President serves about 20% of his time for our company. Both Vice Presidents currently work about 30% for Hermes Jets, Inc. It is planned that the Vice Presidents will increase their time spent during the upcoming months and take over full employment positions by the third quarter of 2010.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Corporate Governance

Our Board of Directors has three directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 2533 North Carson Street, Suite 4621, Carson City, NV 89706, USA.

Shareholders	# of Shares	Percentage
Hans Wadsack [1]	3,501,000	69.98%
Zbynek Brzon	0	0.0%
Caroline Hermann	0	0.0%
All officers and directors as group [3 persons]	3,501,000	69.98%

[1] Includes 3,500,000 shares owned by Agromerkur AG of which he is director and beneficial owner, and 500 shares each owned individually by both Hans Wadsack and Hanny Wadsack, his wife.
This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

This table is based upon information derived from our stock records. Applicable percentages are based upon 5,004,200 shares of common stock outstanding as of July 6 , 2010 .

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We have 100,000,000 authorized shares of common stock with $0.001 par value. As of the date of this registration statement, there are 5,004,200 shares of common stock issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our comparative balance sheets as of December 31, 2009 and 2008 and the related statement of operations, stockholders’ deficit, and cash flows for the periods then ended, were audited by Stark Winter Schenkein & Co., LLP, as experts in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, FL. Michael T. Williams, principal of Williams Law Group P.A., owns 25,000 shares of our common stock, of which 25,000 shares are being registered in this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Hermes Jets, Inc. is a Nevada corporation formed on September 11, 2008.

General

Our major business activity will be the global brokerage of executive aircraft to corporations, institutions and wealthy private individuals. We will act as an air charter broker for business and private jets by connecting travelers with executive aircraft that are independently owned and operated by third party companies or individuals. However, we have not completed all steps necessary to commence operations and have not yet generated any revenues, as described below.

We intend to provide our customers with convenient, comfortable and safe business and private jet travel by matching customers’ flight requirements with independent aviation aircraft operators.

As we have not started our operations yet, we have not entered into any broker agreements with clients, so far, or generated any revenue. In order to do so, we estimate costs of $150,000 to $200,000 to finance our early operational work.  The conditions of our being able to enter into brokerage agreements with clients include completion of our web-based brokerage platform and resource database, the set-up of our first local customer relationship office, the engagement of operational staff in the fields of marketing and sales and supplier management and some initial advertising and sales promotion. This start-up budget includes the initial one-time investment cost of about $30,000 to $50,000 for the completion of our web-based brokerage platform and supplier database. We estimate the annual cost to maintain the IT and telecommunications infrastructure to support our brokerage platform, at approximately $15,000 per year after it is established. This yearly cost may increase depending on the further need for extension and maintenance of the systems. We anticipate that we will complete these start-up tasks within the next three to six months and begin to generate operational revenue from the first quarter in 2011 onwards.

Further, since our inception, we have been involved in significant continuous organizational activities to implement our business plan and build up our business by, among other activities:

•	Developing and implementing a web-based booking and charter tool that allows interested clients to submit travel inquiries, inquire about airplane availability and request related price quotes.

o
As of the date of this registration statement, we have completed the first part of our corporate web presence featuring the booking tool allowing our clients to submit travel inquiries, inquire about airplane availability and request related price quotes. The development of this first basic version of our web presence cost approximately $11,750, of which $660 was paid initially and $462 is to be paid on a monthly basis during the next 24 months. During the next three months we will complete our online supplier database which will present profiles of operators, airplanes and flight-staff, as well as add-on service suppliers. We will also complete the client section, providing direct client access, client account information and several payment tools. For this second part of our web-based booking and charter tool we estimate a total time frame of about 3 months and total cost of about $10,000. During the third stage, we will compile  several aircraft and service profiles, feed the data base with basic information, technical details as well as pictures of each offered aircraft and crew members. For this third development stage we expect a total time frame of about 5 months and an additional investment of up to $20,000, depending on the amount of man power we require for the ongoing compiling work.

•	Building up our international network with potential airplane operators, travel agencies and suppliers of add-on services such as catering services, concierge and ground transportation services.

o
Although we currently have no agreements in place with any of these service providers, we are in negotiations with several independent flight operators and service suppliers. The further development of our network of independent flight operators, flight staff and add-on service suppliers will be an ongoing task during the next twelve to twenty-four months.

Based upon our market research and our management’s industry expertise, we are seeing business opportunities in the Central and Eastern European Countries (CEE) and the Commonwealth of Independent States, the regional organization of 12 countries which are former Soviet Republics(CIS Market). At a first step, we will focus on those Central and Eastern European countries, which are members of the European Union, have stable economic conditions and show an emerging business aviation industry. This will include geographic target markets such as Hungary, Czechoslovakia, Poland, Bulgaria, Serbia and Croatia.  Future target countries of interest are those CIS countries that show high resource-related industry activity, such as oil, gas and mining, but also show long distances between tows, company headquarters and production sites. In the future, this will include target markets such as Ukraine, Belarus, Kazakhstan and Azerbaijan.

Hermes Jets will not own or operate the aircraft, manage pilots, or own supporting operator infrastructure, like operations and maintenance facilities. We will leave the flying entirely to operators who specialize in air travel and are required to be compliant with the requirements of national and international aviation regulations for aircraft maintenance, aircrew training and aircraft operations. Our core competence will be the interconnection of flight capacity with individual travel needs and the efficient delivery of the related travel services.
We will generate revenues and income from several sources as follows:

•
Sale of all-inclusive travel packages: We will, according to client’s requirements, organize the entire trip and buy flight capacity, secure pilot and cabin crew as well as any additional services the client may wish. Client will be invoiced by Hermes Jets with one single invoice, covering the purchase cost of flight capacity and services. Depending on the specific needs and requirements submitted by an interested customer, we will either offer a customized all-inclusive travel package or connect the client directly with air carriers, providing flight capacities that meet customer’s aircraft, price and travel date requirements best. In case of an all-inclusive travel package, we will negotiate the various rates directly with the different service providers and submit a detailed proposal to the customer.  Customers will be invoiced by Hermes Jets with a service fee for providing travel management and helpdesk services, and the service providers, such as the charter operator or any other provider, will be invoiced with a commission fee for brokerage services. Customer service fees may range from 10% to 20% on the package price. Commission fees are typically paid as a difference between discounted and retail prices or as a fix percentage of net prices. Best practice commission fees typically range from 5% to 15% based on the net prices, and we anticipate our pricing to be consistent with best practice.

•
Sale of flight capacity only: We will act as a pure broker/travel agent who connects a client with any air travel operator that meets the client’s travel requirements at a specific date. The client will pay the operator directly and Hermes Jets will invoice the operator in the form of a commission fee for its brokerage service. Best practice commission fees for basic brokerage services typically range from 5% to 15%. Additional commission or service fees are possible but finally depend on the scope of services agreement with a specific air carrier, and we anticipate our pricing to be consistent with best practice.

•
Sale of empty leg charter management services to flight operators:  A financial issue for operators are one-way flights, where a client travels from Point A to Point B but doesn’t want to return immediately. This creates additional expense both for the operator or the client who will pay the price of a round-trip for a one-way ticket if the operator doesn’t want to bear the cost of an empty return.  We will build up a web-based online data-base which provides information on empty leg flights currently available. Operators will pay a quarterly service fee to get listed and regularly update their capacities in the empty leg online database and, additionally, will pay a reduced commission for each empty leg capacity which is successfully sold through our empty leg management data base. Depending on the data processing volume, administration work and success rate, we plan to implement a mixed fee structure starting from USD 100 listing fee per quarter and a minimum commission fee of 5% per each empty leg unit successfully sold through our database. Charter operators with the potential to become partners/clients of our company are identified by ongoing market research, networking activities and direct approach. We research and identify airline operators through browsing the web, researching aviation associations and their members and attending fair trades and exhibitions. Once the first operation is set-up we will start advertising and promotion activities to attract potential flight operators and service providers directly.

We had a net loss of $(72,143) and $(28,584) at December 31, 2009 and March 31, 2010, respectively. Our monthly burn rate is approximately $9,000.  There is substantial doubt about our ability to continue as a going concern over the next twelve months.

Brokerage Services

Hermes Jets will serve as a broker agent in obtaining air charter services for its customers. The company will be a full service provider, offering on-demand business and private travel services that will cover all aspects of an individually customized air travel.

The product portfolio of Hermes Jets will include the following services:

Service Field	Service Components	Remarks
Charter Management	Flight Scheduling Real-time Flight Tracking Personal Travel Coordinator (single-point-of-contact) Concierge / Helpdesk Services	-
Catering Management	Customization of Catering Concept Coordination of the Catering Suppliers Monitoring the Aircraft Stocking Procedure	Catering concepts may vary from snacks & beverages to classic lunchboxes up to extensive gourmet menus, depending on travelers’ specific requirements and cultural background.
Ground Transportation	Transportation Scheduling Coordination of Door-to-Door Ground Transportation Reservation and Booking of Hotels, Meeting Facilities and Leisure Locations	Including the booking of different vehicles for individuals or groups; from rental car to specialty vehicles.
Special Requirements	Specialty Food for Religious or Health Requirements Customized Aircraft Decoration Board and Ground Security Other Extraordinary Requirements	-
Other Services	Third-party services such as database management, administration services for Fractional Aircraft Owners, etc.	-

Owner/Operator Standards

Owners and operators of aircraft that are considered suitable travel providers for us are critical to providing our services. We have established several standards for our portfolio of operators. Each operator must meet the following standards:

•	They must demonstrate that they have aircraft capacity, deliver high quality, own top of the line aircraft and have highly skilled pilots and best in class operational capabilities.

•
Operators must provide evidence that they are certified under Part 135 of the Federal Aviation Administration (FAA) regulations and/or have the Air Operator Certificate (AOC) under the European regulations EEC 3922/91, EU OPS and are not black listed with the European Commission for Mobility & Transportation under Regulation (EC) No 2111/2005.

•	They must have the ability to reach hundreds of airports, beyond large commercial airports.

As of today, we are in communication with several potential third-party operators all over Europe and are negotiating terms and conditions of such a potential collaboration. Because we are still at the stage of developing our operational business, no third-party operator agreement has been closed so far.

Target Markets

Hermes Jets will focus on geographic markets that show ongoing increasing demand for business and private aviation quality services due to the following market conditions:

•	Long distances between towns and cities

•	Poor public transportation infrastructure

•	Absence of state-of-the art air travel services

•	Lack of reliable, comfortable and cost-effective means of transportations

•	Industries with widely spread production sites

Based upon our market research and our management’s industry expertise, we are seeing business opportunities in the Central and Eastern European Countries (CEE) and (Commonwealth of Independent States; the regional organization of 12 countries which are former Soviet Republics), the CIS Market.

At a first step, we will focus on those Central and Eastern European countries, which are members of the European Union, have stable economic conditions and show an emerging business aviation industry. This will include geographic target markets such as Hungary, Czechoslovakia, Poland, Bulgaria, Serbia and Croatia.

Future target countries of interest are those CIS countries that show high resource-related industry activity, such as oil, gas and mining, but also show long distances between tows, company headquarters and production sites. This will include in the future target markets such as Ukraine, Belarus, Kazakhstan and Azerbaijan.

We believe that the entire Central and Eastern European region, including the CIS Region, still show strong growth potential for business and private aviation services due to the long travel distances, their multi-cultural business environment and the relatively strong focus on the resource-related industries of oil, gas and minerals.

In the future we will target a market for private jet service for successful, affluent individuals and business travelers, with or marketing based upon a combination of economics, post-September 11 inconveniences of modern air travel and the lack of amenities associated with commercial airlines.

Marketing and Sales

Hermes Jets will market, advertise and distributes its services by utilizing classic media, such as newspaper and weekly magazines as well as electronic media, focusing on the Web, to build strong brand awareness and to support the direct distribution through sales representatives.

Hermes Jets plans to build up an international network of individuals, acting as personal sales representatives, where each of them is responsible for a specific geographic local market. Sales representatives will use their personal network of corporate senior executives and wealthy private individuals to promote, present and distribute Hermes Jets charter services. Sales representatives will be backed with promotion material, such as hard-copy presentations, catalogues and flyers, centrally designed and produced by Hermes Jets.

The remuneration model of sales representatives will be based on success-fee only, which means that sales representative will be paid on commission only. Such commission will be a to-be-determined certain percentage of the total invoice amount which the Company bills to its end clients.

As of today, our plans are aspirational in nature in that we have no contracts, agreements or commitments with any sales agents.  However, we are in negotiations with several potential sales representatives in Bulgaria, the Ukraine and Belarus. We plan to close the first sales-agent agreements by the end of the third quarter of 2010. The extension of our network of sales representatives is an ongoing process which will be actively supported during the next 36 months. The successful set-up of a wide network of sales representatives requires, first of all, extensive research and communication and the production and delivery of the necessary promotion material, such as hard-copy presentations, catalogues and flyers. We have budgeted a total estimated cost of $20,000 to complete a basic network of independently working sales representatives covering our major target markets by the end of 2010. This budget includes expenses for communication, travelling and legal work.

Sales activity will be supported by advertising, tradeshows and ongoing public relations. The Company’s communication strategy foresees the following communication mix:

Advertising Channel	Media Product	Targets
Print Media	Daily newspaper	● Local daily newspaper targeting readers with main interest in business topics
	Weekly news magazines	● Local weekly news magazines targeting readers with main interest in business topics
	Industry-related publications	● Regular aviation news magazines
	Other non-industry publications	● Management magazines ● Traveler magazines ● Holiday catalogues ● Fashion / leisure magazines
Electronic Media	Radio	● Radio Spots ● Expert Interviews with Senior Managers of HJ
	Internet / Web	● Online advertising ● Web site linking programs ● Search engines listing
	Email	● Regular Newsletter ● News alerts
Events	Industry-related events	● Aviation tradeshows
	Other events	● Sponsoring and co-sponsoring of general public events

As of today, we have not entered into any arrangements with publications and/or trade shows listed in our communication mix schedule. It is planned to start with the media-based marketing and advertising work as soon as the brokerage platform is fully working and the first sales agents are under contract, which is expected by the end of the third quarter of 2010. The selection of specific media products will depend on the related geographic markets, where we will start our promotion and sales activities.

We see the continuing public relation work as a key factor for the successful implementation of broad brand awareness and therefore plan to invest an average of at least 5 percent of our regular annual revenues in advertising and public relations.
Plan of Operations

Our future business plan has the following milestones, timeframes and related cost estimated:

Events	Actions	Time from securing additional funding	Total Cost Estimated
Development of the web-based brokerage platform
Design, development and programming of a web-based private and business jet brokerage platform. The platform shall include a database for aircraft profiles (text and pictures) of offered private and business jets; charter and booking tools; payment tools; member areas and many more.
		6 months; first programming work already completed	$20,000 –outsourced to Agenteur: Forster-Huang , an integrated web and database firm
Research, evaluation and contracting of independent aircraft owners and operators	Research, evaluation and approaching of individuals (private owners) companies and other charter brokers who are looking for additional brokerage services	6 months / constantly ongoing; research has already started	$30,000 – to be done by management and specialized research firms
	Development of partnership / brokerage agreements	1 month at the first stage; afterwards continuously	$15,000 – to be done by law firm
Building-up the brokerage data base	Compiling of aircraft and service profiles; feeding the data base with basic information, technical details as well as pictures of each offered aircraft and crew member.	5 months at the first stage; afterwards continuously	$20,000 – to be done by employees and data compiler
Development of the marketing and sales plan	Writing of a detailed marketing and sales plan, elaborating strategic and operational distribution and sales measures including financial budgets and cash flow forecasts.	3 weeks	None – to be done by the marketing & sales management
Set-up of the operations and support center	Evaluation of appropriate office location and space; acquisition of the required IT and telecommunication infrastructure.	1 month	None – to be done by the management
Building of the sales, operations and client support team	Recruitment of the staff for sales, operations and client support.	1 to 3 months	$5,000 to $10,000 – mainly for employment agencies and job advertisings
Establishment of local sales / representative offices in each target country	Building of local sales representatives and client relationship manager in the major target countries. Research, evaluation and assessment of potential individuals and/or companies.	1 to 6 months	$20,000 – mainly travelling and communication cost as well as legal fees
Customer acquisition	Acquisition of corporate and individual clients through various marketing and sales activities such as advertising, promotion, direct mails, direct calls, presentations, etc.	Ongoing process	$100,000

Government Regulation

Hermes Jets, Inc. will act as a pure charter broker, which means that the company does not own or operate aircrafts, manage pilots or maintain flight operator infrastructure.

We will leave the flying entirely to operators who specialize in air travel and have the necessary certifications and licenses to operate aircraft and provide air transportation services. These operators must certify to us by providing a legally binding compliance statement, which shall include copy of the valid US American Air Carrier Operating Certificate or the European Air Operator Certificate (AOC), that they are compliant with the minimum requirements of Part 119 and 135 of the Federal Aviation Regulations (FAR) for aircraft maintenance, aircrew training and aircraft operations and/or have the Air Operator Certificate (AOC) under the European regulations EEC 3922/91, EU OPS and furthermore are not black listed with the European Commission for Mobility & Transportation under Regulation (EC) No 2111/2005.

As a part of our quality and risk management, we will regularly monitor each contracted flight operator by reviewing the information databases of the National Aviation Authorities (NAA) of our target markets to determine that the contracted flight operator is still compliant with the responsible authorities and regulations and if its AOC is not suspended.

Thus, although we do not own, operate or maintain any aircraft, commercial aircraft operators are subject to extensive regulatory requirements, many of these requirements result in significant costs that may adversely affect our business and financial results in that they could result in higher costs to our operators which could be passed along to our customers. For example, the Federal Aviation Administration (FAA) or the European Aviation Safety Agency (EASA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. As a result, the overall price of the services we broker could increase, which could lead to decreased sales if customers were not willing to pay higher prices for the services we are brokering.  If we lost customers as a result, our revenues would be reduced.

Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of commercial aircraft operations, reduced the demand for air travel or restricted the way operators can conduct their business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. Similar domestic or foreign laws or regulations or other governmental actions in the future may similarly adversely affect our business and financial results.

Our results of operations may also be affected by changes in law and future actions taken by governmental agencies having jurisdiction over aircraft operators, including:

•	Changes in the law which affect the services that can be offered by aircraft operators in particular markets and at particular airports;
•	Restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail an aircraft operator’s ability to respond to a competitor);
•	The adoption of regulations that impact customer service standards (for example, new passenger security standards); or
•	The adoption of more restrictive locally-imposed noise restrictions.

Competition

The private aviation is highly competitive with a large and varied number of participants, including aircraft owner/operators, membership programs, charter providers and fractional programs. The sub-segment of business jet brokerage consist of a large number of service providers that vary in the range of services they provide, the scope of their target markets and the amount of flight capacity they are able to offer. Most of the smaller business jet brokerage firms concentrate on a limited geographical market and have limited flight capacity under contract. On the other hand some of our competitors are significantly better capitalized than we are and have been in business for a greater period of time.

Although the market for business jet brokerage is highly competitive, we still see some important chances to successfully compete against the existing market participants. Therefore, we will concentrate on geographical markets where we believe based upon management’s experience, the existing business jet brokerage firms show a poor level of service quality and transparency compared to that which we intend to offer.

In the field of service quality, we intend to compete on the basis of speed, range, quality and consistency of our services. Our experience shows that corporate executives and/or private travelers, who wish to benefit from individual flight services, require high flexibility and fast processing when ordering customized air transportation services. Only those business jet brokers that dispose of large databases with jet owners, pilots, cabin crews and other service providers as well as the necessary IT infrastructure to track and coordinate the different capacities, will be able to meet the requirements for flexibility and fast processing. To meet these requirements and successfully compete against other market participants, we will focus on the development of the necessary IT infrastructure and platforms and the implementation of efficient handling procedures.

We will provide an information system to our clients to ensure the highest standards of price comparison and safety. It is planned to build up a significant database that provides detailed profiles of:

•           Aircraft (with focus on Jet Aircraft and VLJ – Very Light Jets)
•           Pilots (including resumes on pilot education and further training)
•           Cabin Staff
•           Catering Provider

Further, our database will, when completed, feature an empty leg database where clients can find one-way flight capacities at what we anticipate will be at significantly reduced cost.

We believe that the provision of this air charter online tool, providing research, booking and interactive communication capacities, will give us significant competitive advantages compared to our competitors who do not have these tools to offer to potential customers.

Our experience in the field of business and private aviation shows that our targeted corporate and/or private clients are well experienced with most of the aspects of individual air travel services. We believe that these target clients expect, at any time, fast and cost efficient air travel services from a reliable air charter brokerage. This means short response time to quote requests and full information about cost structures allowing clients to compare our offers with offers from different competitors and secure the best price-service ratio available.

We believe that our database concept will enable us to fulfill the needs and requirements of experienced business and private jet clients. Furthermore, we believe that our add-on tools, such as an empty leg database and service ranking tool will help us attract new target client segments which have not considered private air charter services in the past due to cost and/or safety concerns.

We believe that none of our competitors offer a comparable database platform on the market as of today which we believe will give us competitive advantages in comparison to our competitors.

Intellectual Properties

We currently have no intellectual properties.

Research and Development

We have no research and development expenses.

Environmental Matters

We do not anticipate incurring any costs or other effects of compliance with international, federal, state and local environmental laws.

Employees

We have three part time employees, all members of management.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. Those statements appear in a number of places in this Form  S-1 and in other places, particularly, Management's Discussion and Analysis of Financial Condition and Results of Operations, and include statements regarding the intent, belief or current expectations of the Corporation, its directors or its officers with respect to, among other things: (i) the Corporation's liquidity and capital resources; (ii) its financing opportunities and plans and (iii) its future performance and operating results. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others: (i) any material inability of the Corporation to successfully identify, consummate and integrate the acquisition of finance receivables at reasonable and anticipated costs, (ii) any material inability of the Corporation to successfully develop its products; (iii) any adverse effect or limitations caused by governmental regulations; (iv) any adverse effect on the Corporation's continued positive cash flow and ability to obtain acceptable financing in connection with its growth plans; (v) any increased competition in business; (vi) any inability of the Corporation to successfully conduct its business in new markets; and (vii) other risks including those identified in the Corporation's filings with the SEC. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under "Summary Information and Risk Factors" and elsewhere in this Prospectus.

General discussion

The following discussion and analysis should be read in conjunction with the balance sheet as of December 31, 2009 and 2008 ,and the financial statements for the year ended December 31, 2009 and the period inception (September 11,2008) to December 31,2008, included with this Form S-1. We are a development stage entity incorporated in the State of Nevada. We intend on operating in the business of brokering private and business jest by connecting travelers with executive aircrafts that are independently owned and operated by third parties. Readers are referred to the cautionary statement, which addresses forward-looking statements made by us.

Overview

We will act as a broker for business and private jets by connecting travelers with executive aircraft that are independently owned and operated by third party companies or individuals. Our major business activity will be the global brokerage of executive aircraft to corporations, institutions and wealthy private individuals.  However, we have not completed all steps necessary to commence operations and have not yet generated any revenues, as described below.

We intend to provide our customers with convenient, comfortable and safe business and private jet travel by matching customers’ flight requirements with independent aviation aircraft operators.

Hermes Jets will not own or operate the aircraft, manage pilots, or own supporting operator infrastructure, like operations and maintenance facilities. We will leave the flying entirely to operators who specialize in air travel and are required to be compliant with the requirements of national and international aviation regulations for aircraft maintenance, aircrew training and aircraft operations. Our core competence will be the interconnection of flight capacity with individual travel needs and the efficient delivery of the related travel services.

We had a net loss of $(72,143) and $(28,584) at December 31, 2009 and March 31, 2010, respectively. Our monthly burn rate is approximately $9,000.  There is substantial doubt about our ability to continue as a going concern over the next twelve months.

Results of operations

For the period from September 11, 2008 (Inception) to December 31, 2008, we did not generate any revenues and incurred a loss of ($20,755). During such period our expenses primarily related to preparation and implementation of our planned principal operations. Such expenses consisted substantially of consulting fees of $14,680 and director fees of $2,500. We also incurred organizational expenses of $3,575, for the period from Inception to December 31, 2008.

For the year ended December 31, 2009, we did not generate any revenues and incurred a loss of ($72,143). During the year, our expenses primarily related to the preparation and implementation of our planned principal operations. Such expenses consisted substantially of consulting fees of approximately $32,881(of which $26,000 were paid through the issuance of our common stock), director fees of $2,665, accounting fees of $10,917, marketing fees of $6,286 and other professional fees of $11,053. We also incurred organizational expenses of $1,377 and other expenses of $6,964 for the year ended December 31, 2009.

For the three months ended March 31, 2010 we did not generate any revenues and incurred a loss of ($28,584). During such period our expenses primarily related to preparation and implementation of our planned principal operations. Such expenses consisted substantially of consulting fees of $13,942, accounting fees of $6,045, marketing fees of $1,440, director fees of $2,928, management fees of $2,155 and other service fees of $981. We also incurred losses relating to foreign currency translations of $1,093 for the three months ended March 31, 2010.

Our results of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are not necessarily indicative of the results that may occur for any future period. We expect to expand our business and client base, which will result in increasing expenses as we develop and build our operations.

Liquidity and Capital Resources

During the period from Inception to December 31, 2008, we did not have any cash flows from operating activities. The use of cash resulted primarily from an increase in related party payable of $3,575 and increases in accounts payable and accrued liabilities of $17,180.

We did not have cash flows provided by financing activities for the period from inception to December 31, 2008. At December 31, 2008 we did not have any cash on hand.

During the year ended December 31, 2009, we used cash flow from operating activities of $36,949. The use of cash resulted primarily from increases in related party payable of $1,378 and change in accounts payable and accrued liabilities of $7,816 as well as the issuance of common stock for services in the amount of $ 26,000, as well as the net (loss) of ($72,143).

Cash flows provided by financing activities for the year ended December 31, 2009 were $ 103,640 and were generated through sales of our common stock. At December 31, 2009 we had $66,691 in cash on hand.

During the three months ended March 31, 2010, we used cash flow from operating activities of $49,007. The use of cash resulted primarily from decreases in related party payable of $4,953 and change in accounts payable and accrued liabilities of $15,470, in addition to our net loss of ($28,584)..

We did not have cash flows provided by investing and financing activities for the three months ended March 31, 2010. At March 31, 2010 we had $17,684 in cash on hand.

For the next twelve months, we expect cash needs of up to $200,000 to finance the further set-up of our business and IT-infrastructure, the start of our early operational work and to cover our ongoing working capital needs in order to commence operations.  At June 1, 2010, we had $13,126 in cash. At our current monthly burn rate of approximately $9,000, we have sufficient cash to continue operations for 2 months. In order to cover our cash needs, we are considering raising additional funds in the form of equity capital, mezzanine financing and/or senior loans through private placements, loan applications or any other alternative approach. As of today, we have not yet decided on any action to be taken during the upcoming months. The preparation of further detailed financing concepts and solutions will be part of our upcoming operational work.  In the interim, our principal shareholder Agromerkur AG has orally agreed to loan on a non-interest bearing demand basis funds to maintain operations at the current level for nine months thereafter.  If he fails to do so and we do not secure funds from other sources, we may be forced to suspend or terminate operations.

Going Concern

We have incurred net losses and losses from operations and we expect that we will continue to have negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.

We currently do not have sufficient cash to sustain us for the next twelve months and we will require additional financing in order to execute our operating plan and continue as a going concern. To meet our cash needs, we expect to raise capital through a public placement offering. In the event that this financing does not materialize, we may be unable to implement our current plans for expansion, pay our obligations as they become due or continue as a going concern, any of which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations.

Limited operating history

As a result of our limited operating history, we have limited meaningful historical financial data upon which to predict future operating results. Accordingly, we do not believe that you should rely on our current operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets. We may not be successful in addressing these risks and difficulties. Revenues and operating results generally will depend on the volume of, timing of and ability to complete transactions, which are difficult to forecast. In addition, there can be no assurance that we will be able to accurately predict our net revenue. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall or other unanticipated changes in our industry. Any failure by us to accurately make predictions could have a material adverse effect on our business, results of operations and financial condition.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Financial Statements.  We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

DESCRIPTION OF PROPERTY

We lease the following property:

•	Address: 2533 N. Carson Street, Suite 4621, Carson City, NV 89706, USA
•	Number of Square Feet: 70
•	Name of Landlord: Laughlin Associates, Inc.
•	Term of Lease: Annual payment in advance
•	Monthly Rental: $170
•
Adequate for current needs: It is adequate for the current situation of starting and setting up the operational business. But it is not adequate in the mid and long term. Actually, management is evaluating several possible locationsto have the company’s headquarter and operations center in the future.

We have no policy with respect to investments in real estate development or interests in real estate, and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

As of December 31, 2008, we recorded a stock subscription receivable of $10,500 from our sole shareholder, Agromerkur, AG. The subscription was received on February 24, 2009.

During the period September 11, 2008 (date of inception) to December 31 , 2009 we accrued $ 4,953 for organizational expenses paid by United Equity Capital AG, a shareholder, on behalf of the Company.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.

Holders

As of the date of this registration statement, we had 35 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2010, including a Form 10-K for the year ended December 31, 2010, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2010, we intend to voluntarily file a registration statement on Form 8-A, which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2010.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2010, we will continue as a voluntary reporting company and will not be subject to the proxy statement requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year, and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the fiscal years ended December 31, 2008 and 2009 and period ended March 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Hans Wadsack Chief Executive Officer Zbyneck Brzon Executive Vice President Caroline Hermann Executive Vice President	2010 2009 2008 2010 2009 2008 2010 2009 2008	- - - - - - - - -	- - - - - - - - -	- - - - - - - - -	- - - - - - - - -	- - - - - - - - -	- - - - - - - - -	$5,083[1] $10,546[2] $2,679[3] - $2,500[4] - - $2,500[4] -	$5,083 $10,546 $2,679 - $2,500 - $2,500 -
[1] Consists of consulting fees of $2,155 and director fees of $2,928 paid to Wadsack Trust Ltd.
[2] Consists of consulting fees of $7,881 paid to Mr. Wadsack and director fees of $2,665 paid to Wadsack Trust Ltd.
[3] Consists of director’s fees.
[4] Consists of VP fees.

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2008 and 2009..

Outstanding Equity Awards at Fiscal Year-End December 31, 2009 and 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Hans Wadsack	0	0	0		0	0	0	0	0
Zbynek Brzon	0	0	0		0	0	0	0	0
Caroline Hermann	0	0	0		0	0	0	0	0

Narrative disclosure to summary compensation and option tables

We do not have a compensation arrangement with CEO Hans Wadsack, although we have orally agreed that he may charge us management and consulting fees according to his work at a rate of $340 per hour.

Our executive vice presidents, Zbynek Brzon and Caroline Hermann, will invoice us for their services as needed at rates of $100 per hour.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Year ended	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Hans Wadsack	2009	2,665	0	0	0	0	0	2,665
	2008	2,679	0	0	0	0	0	2,758

Narrative to Director Compensation Table

Mr. Wadsack charges us an annual director’s fee of approximately $2, 795 . Furthermore, he charges us out-of-pocket expenses if they occur.

Mr. Michael Williams charges us an annual director’s fee of approximately $2,500.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS

HERMES JETS, INC.
 (A Development Stage Enterprise)

Financial Statements
as of and for the Year Ended December 31, 2009,
as of December 31, 2008 and
for the Period from September 11, 2008 (Inception) to December 31, 2008 and Cumulative for the Period from September 11, 2008 (Inception) to December 31, 2009

HERMES JETS, INC.
(A Development Stage Enterprise)

TABLE OF CONTENTS

Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009	33

Statements of Operations for the Three Months ended March 31, 2010 and 2009, and the Period from September 11, 2008 (Inception) to March 31, 2010 (unaudited)	34

Statement of Stockholders’ Equity (Deficit) for the Period from September 11, 2008 (Inception) to March 31, 2010 (unaudited)	35

Statement of Cash Flows for the Three Months ended March 31, 2010 and 2009, and the Period from September 11, 2008 (Inception) to March 31, 2010 (unaudited)	36

Notes to Unaudited Financial Statements	37

HERMES JETS, INC.
 (A Development Stage Enterprise)

BALANCE SHEETS

	March 31, 2010 (Unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash	$17,684	$66,691
Total current assets	17,684	66,691

TOTAL	$17,684	$66,691
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payables and accrued liabilities	$9,526	$24,996
Due to related party	-	4,953
Total current liabilities	9,526	29,949

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 100,000,000 shares authorized; 5,004,200 shares issued and outstanding	5,004	5,004
Additional paid-in capital	124,636	124,636
Deficit accumulated during the development stage	(121,482)	(92,898)
Total stockholders’ equity	8,158	36,742

TOTAL	$17,684	$66,691

See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS
(Unaudited)
			Cumulative
	For the three months ended		For the Period from
	March 31, 2010	March 31, 2009	September 11, 2008 (Inception) to March 31, 2010
REVENUES	$-	$-	$-
OPERATING EXPENSES: Selling, general and administrative expenses	28,584	8,637	121,483

Total operating expenses	28,584	8,637	121,483
NET LOSS	(28,584)	(8,637)	(121,483)

NET LOSS PER SHARE:
Basic and diluted	$(0.01)	$(0.00)

Weighted average number of shares outstanding – basic and diluted	5,004,200	3,865,759
See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM SEPTEMBER 11, 2008 (DATE OF INCEPTION) TO MARCH 31, 2010
(Unaudited)

	Common Stock		Additional Paid-in	Common Stock Subscribed	Common Stock Subscription Receivable	Deficit Accumulated During the Development Stage
	Shares	Amount	Capital				Total
Balance, September 11, 2008 (Inception)	-	$-	$-	$-	$-	$-	$-
Founders Shares at $.003	3,500,000	-	-	10,500	(10,500)	-	-
Net loss	-	-	-	-	-	(20,755)	(20,755)
Balance, December 31, 2008	3,500,000	-	-	10,500	(10,500)	(20,755)	(20,755)

Issuance of Common Stock:				-	-
Founders Shares issued	-	3,500	7,000	(10,500)	10,500	-	10,500
For cash at $0.01 per share	83,000	83	747	-	-	-	830
For cash at $0.04 per share	171,500	172	6,689	-	-	-	6,861
For cash at $0.06 per share	774,100	774	45,671	-	-	-	46,445
For cash at $0.08 per share	446,300	446	35,258	-	-	-	35,704
For cash at $1.00 per share	3,300	3	3,297	-	-	-	3,300
For consulting services at $1.00 per share	26,000	26	25,974	-	-	-	26,000
Net loss	-	-	-	-	-	(72,143)	(72,143)
Balance, December 31, 2009	5,004,200	5,004	124,636	-	-	(92,898)	36,742
Net loss	-	-	-	-	-	(28,584)	(28,584)
Balance, March 31, 2010	5,004,200	$5,004	$124,636	$-	$-	$(121,482)	$8,158
See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

STATEMENT OF CASH FLOWS
(Unaudited)

	For the three months ended			Cumulative from
	March 31, 2010		March 31, 2009	September 11, 2008 (Inception) to March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(28,584)	$(8,637)	$(121,482)
Issuances of common stock for consulting services		-	-	26,000
Changes in assets and liabilities, net:
Accounts payable and accrued liabilities		(15,470)	(7,426)	9,526
Due to/from related party		(4,953)	378	-
NET CASH USED BY OPERATING ACTIVITIES		(49,007)	(15,685)	(85,956)

CASH USED BY INVESTING ACTIVITIES		-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock		-	100,810	103,640
CASH PROVIDED BY FINANCING ACTIVITIES		-	100,810	103,640

NET INCREASE (DECREASE) IN CASH		(49,007)	85,125	17,684

CASH, BEGINNING OF PERIOD		66,691	-	-

CASH, END OF PERIOD		$17,684	$85,125	$17,684

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest		$-	$-	$-

Cash paid during the period for taxes	$		$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock subscription for common stock subscribed		$-	$830	$-

See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMETNS
MARCH 31, 2010
(Unaudited)

NOTE A – FORMATION, BACKGROUND AND OPERATIONS OF THE COMPANY

Business

Hermes Jets, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on September 11, 2008.  The primary business of the Company will be to act as a global broker for business and private jets by connecting travelers (corporations, institutions and wealthy private individuals) with executive aircraft that are independently owned and operated by third party companies or individuals.  The Company does not own or operate the aircraft, manage pilots, or own supporting operator infrastructure, like operations and maintenance facilities.  Such activities will be conducted by operators who specialize in air travel and the Company will act only as a broker for such services.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

The Company has incurred net losses and losses from operations since inception, and expects that it will continue to have negative cash flows as management implements their business plan.  There can be no assurance that the continuing efforts to execute their business plan will be successful and that the Company will be able to continue as a going concern. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.

The Company currently does not have sufficient cash to sustain itself for the next twelve months, and will require additional financing in order to execute its operating plan and continue as a going concern.  To meet its cash needs, management expects to raise capital through a private placement offering. In the event that this financing does not materialize, the Company may be unable to implement its current plans for expansion, pay its obligations as they become due or continue as a going concern, any of which circumstances would have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.
The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  Because the Company has not generated significant revenues, it is considered to be in the development stage as defined in FASB Accounting Standards Codification (ASC) 915, “Development Stage Entities”. Accordingly, some of the Company’s accounting policies and procedures have not yet been fully established but the following accounting policies reflect those policies it expects to implement as its business operations develop.

The Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ (“Codification”) which was issued on July 1, 2009 and became the single source of authoritative US GAAP. The Codification did not create any new GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (“SFAS”), Emerging Issues Task Force (“EITF”), FASB Staff Position (“FSP”), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and new standards will be designated as Accounting Standards Updates (“ASU”), with a year and assigned sequence number. References to prior standards have been updated to reflect the new referencing system.   This is effective for interim and annual periods ending after September 15, 2009.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMETNS
MARCH 31, 2010
(Unaudited)
Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.  Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Revenue Recognition

Our revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104 – Revenue Recognition in Financial Statements (“SAB 104”) for determining when revenue is realized or realizable and earned.  In accordance with the requirements of SAB 104 we recognize revenue when (1) persuasive evidence of an arrangement exists; (2) delivery of our services has occurred; (3) our price to our customer is fixed or determinable; and (4) collectability of the sales price is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are determined to be past due if payment is not made in accordance with the terms of the Company’s contracts, and receivables are written off when they are determined to be uncollectible. Management evaluates the allowance for doubtful accounts on a regular basis for adequacy. The level of the allowance account and amounts related to bad debts is based upon management’s review of the collectibility of the receivables in light of historical experience, adverse situations that may affect the customers’ ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Advertising Costs

Advertising expenses, for which there was none during the three months ended March 31, 2010 and 2009, and the period September 11, 2008 (inception) to March 31, 2010, are expensed as incurred. The Company incurred marketing costs of $1,440 and $7,726 for services relating to its corporate design and website during the three months ended March 31, 2010 and for the period from September 11, 2008 (Inception) to March 31, 2010. No Advertising costs were incurred for the three months ended March 31, 2009.

Net Loss Per Share

We compute net loss per share in accordance with ASC 260-10-55 “Earnings Per Share” and SEC Staff Accounting Bulletin No. 98 ("SAB 98").  Under the provisions of ASC 260 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods.   Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period.  Basic and diluted loss per share is identical in the accompanying statements of operations.

Income Taxes

Income taxes are computed in accordance with FASB ASC 740-10-05 "Accounting for Income Taxes" ("ASC 740").  Under ASC 740, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts.  Also, the effect on deferred taxes of a change in tax rates is recognized in the income statement in the period that includes the enactment date.  At March 31, 2010 and December 31, 2009, there were no temporary differences between financial and taxable reporting.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, ASC 740 requires that a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMETNS
MARCH 31, 2010
(Unaudited)
Financial Instruments and Concentrations of Credit Risk

Financial instruments, as defined in FASB ASC 825-10-50, “Disclosures of Financial Instruments,” consist of cash, evidence of ownership in an entity and contracts that both (1) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, the Company’s financial instruments consist primarily of cash and cash equivalents, short-term investment(s), accounts receivable, accounts payable and accrued liabilities.  The carrying values of our cash and cash equivalents, receivables and accounts payable and accrued and other liabilities approximate their respective fair values due to their short-term nature.

Financial instruments that may potentially subject us to significant concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company has not experienced any losses in such accounts.

Foreign Currency Translation

The functional currency for the Company’s financial statements is the United States Dollar.  Due to the Company’s anticipated foreign operations, certain transactions may be completed in Euros or Swiss Francs.  Gains or losses resulting from foreign currency transactions are included in operating losses in the statements of operations. The Company incurred foreign currency exchange loss of $1,093 and none for the three months period ended March 31, 2010 and March 31, 2009, respectively. The Company incurred a total of $1,093 for the period from September 11, 2008 (Inception) to March 31, 2010.

Fair Value Measurements

FASB ASC 820-10-05, “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a methodology for measuring fair value, and expands the required disclosure for fair value measurements. FASB ASC 825-10-05, “The Fair Value Option for Financial Instruments” (“ASC 825”) permits entities to choose to measure many financial instruments and certain other items at fair value.

At March 31, 2010 and December 31, 2009, the Company did not have any items to be measured at fair value.

Recently Issued Accounting Pronouncements

The following pronouncements have become effective during the period covered by these financial statements or will become effective after the end of the period covered by these financial statements:

Pronouncement	Issued	Title

ASC 505	January 2010	Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force
ASC 810	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification
ASC 718	January 2010	Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation
ASC 820	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
ASC 855	February 2010	Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements
ASC 810	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds

ASC 815	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives
ASC 740 ASC 718	April 2010 April 2010
Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (SEC Update)
Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades

ASC 932 ASC 944	April 2010 April 2010
Accounting for Extractive Activities – Oil & Gas – Amendments to 932-10-S99-1 (SEC Update)
Financial Services – Insurance (Topic 944): How Investments Held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments

ASC 924	April 2010	Entertainment – Casinos (Topic 924): Accruals for casino Jackpot Liabilities
ASC 605 ASC 310	April 2010 April 2010	Revenue Recognition – Milestone Method (Topic 605) Receivables (Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset
ASC 830	May 2010	Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates (SEC Update)

Management does not anticipate that the new accounting pronouncements listed above will have a material impact on the Company’s financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMETNS
MARCH 31, 2010
(Unaudited)
NOTE C –EQUITY

The Company is authorized to issue 100,000,000 shares of common stock at $0.001 par value each share.  In November 2008, the Company’s founder subscribed to 3,500,000 shares of common stock for an initial cash contribution of $10,500 paid in 2009 ($0.003 per share).  During the year ended December 31, 2009, fourteen investors purchased 1,474,900 shares of common stock for $89,840 ($0.01 to $0.08 per share), seventeen investors purchased 3,300 shares of common stock for $3,300 ($1.00 per share) and during such time the Company issued an additional 26,000 shares to two service providers for legal and consulting services valued at approximately $26,000 ($1.00 per share). During the three months ended March 31, 2010 no additional shares were issued.

NOTE D –RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2010 and 2009 and period from September 11, 2008 (date of inception) to March 31, 2010, the Company incurred $0, $3,575 and $4,953 for organizational expenses, respectively, paid by a related party on the Company’s behalf. These amounts are included in “due to related party” in the balance sheet.

During the three months ended March 31, 2010 and 2009 and period from September 11, 2008 (date of inception) to March 31, 2010, the Company  incurred director’s fees of $2,928, $2,665 and $10,773, respectively.

During the three months ended March 31, 2010 and 2009 and period from September 11, 2008 (date of inception) to March 31, 2010, the Company incurred consulting fees for management services payable to a director of approximately $2,155, $0 and $7,899, respectively.

Total liabilities to these related parties, which are included in “accounts payable and accrued liabilities” in the balance sheets, amounted to $5,083 and $13,226 as of March 31, 2010 and December 31, 2009, respectively.

NOTE E – SUBSEQUENT EVENTS

The Company has evaluated all events subsequent to such date through the date of issuance of these financial statements, and has determined that there are no subsequent events that require disclosure.

HERMES JETS, INC.
(A Development Stage Enterprise)

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	43

Balance Sheets as of December 31, 2009 and 2008	44
Statements of Operations for the Year Ended December 31, 2009, the Period from September 11, 2008 (Inception) to December 31, 2008, and Cumulative from September 11, 2008 (Inception) to December 31, 2009	45
Statement of Stockholders’ Equity (Deficit) for the period September 11, 2008 (Inception) to December 31, 2009	46
Statements of Cash Flows for the Year Ended December 31, 2009, the Period from September 11, 2008 (Inception) to December 31, 2008, and Cumulative from September 11, 2008 (Inception) to December 31, 2009	47
Notes to Financial Statements	48

To the Stockholders and Board of Directors of Hermes Jets, Inc.:

We have audited the accompanying balance sheets of Hermes Jets, Inc. (the “Company”), a development stage enterprise, as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009, the period from September 11, 2008 (Inception) to December 31, 2008 and cumulative from September 11, 2008 (Inception) to December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and cash flows for the year ended December 31, 2009, the period from September 11, 2008 (Inception) to December 31, 2008, and Cumulative from September 11, 2008 (Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note A to the financial statements, the Company is in the development stage, has suffered losses from operations and will require a significant amount of capital to proceed with its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note A.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP
April 9, 2010
Denver, Colorado

HERMES JETS, INC.
 (A Development Stage Enterprise)

	December 31, 2009	December 31, 2008
ASSETS

Cash	$66,691	$-

	$66,691	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$24,996	$17,180
Due to related party	4,953	3,575
Total current liabilities	29,949	20,755

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value, 100,000,000 shares authorized; 5,004,200 (2009) and none (2008) shares issued and outstanding	5,004	-
Additional paid-in capital	124,636	-
Common stock subscribed (0 and 3,500,000 shares)	-	10,500
Common stock subscription receivable	-	(10,500)
Deficit accumulated during the development stage	(92,898)	(20,755)
Total stockholders’ equity (deficit)	36,742	(20,755)

	$66,691	$-
 See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

	For the Year Eended December 31, 2009	For the Period from September 11, 2008 (Inception) to December 31, 2008	Cumulative For the Period from September 11, 2008 (Inception) to December 31, 2009
REVENUES	$-	$-	$-

OPERATING EXPENSES:
Selling, general and administrative expenses	72,143	20,755	92,898
Total operating expenses	72,143	20,755	92,898

NET LOSS	(72,143)	(20,755)	(92,898)

NET LOSS PER SHARE:
Net loss per common share (basic and diluted):	$(.02)	$(.02)

Weighted average number of common shares outstanding (basic and diluted)	4,667,159	1,281,250
See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM SEPTEMBER 11, 2008 (INCEPTION) TO DECEMBER 31, 2009
	Common Stock		Additional Paid-in	Common Stock	Common Stock Subscriptions	Deficit Accumulated During the Development
	Shares	Amount	Capital	Subscribed	Receivable	Stage	Total

Balances, September 11, 2008 (Inception)	-	$-	$-	$-	$-	$-	$-

Founders Shares at $.003	3,500,000	-	-	10,500	(10,500)	-	-
Net loss	-	-	-	-	-	(20,755)	(20,755)
Balances, December 31, 2008	3,500,000	-	-	10,500	(10,500)	(20,755)	(20,755)

Issuance of Common Stock:
Founders Shares issued		3,500	7,000	(10,500)	10,500	-	10,500
For cash at $0.01 per share	83,000	83	747	-	-	-	830
For cash at $0.04 per share	171,500	172	6,689	-	-	-	6,861
For cash at $0.06 per share	774,100	774	45,671	-	-	-	46,445
For cash at $0.08 per share	446,300	446	35,258	-	-	-	35,704
For cash at $1.00 per share	3,300	3	3,297	-	-	-	3,300
For consulting services at $1.00 per share	26,000	26	25,974	-	-	-	26,000
Net loss	-	-	-	-	-	(72,143)	(72,143)
Balances, December 31, 2009	5,004,200	$5,004	$124,636	$-	$-	$(92,898)	$36,742

See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2009	For the Period from September 11, 2008 (Inception) to December 31, 2008	Cumulative from September 11, 2008 (Inception) to December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(72,143)	$(20,755)	$(92,898)
Issuances of common stock for consulting services	26,000	-	26,000
Changes in assets and liabilities, net:
Accounts payable and accrued liabilities	7,816	17,180	24,996
Due to related party	1,378	3,575	4,953
NET CASH USED IN OPERATING ACTIVITIES	(36,949)	-	(36,949)

NET CASH USED IN INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	103,640	-	103,640
NET CASH PROVIDED BY FINANCING ACTIVITIES	103,640	-	103,640

NET INCREASE IN CASH	66,691	-	66,691

CASH, BEGINNING OF PERIOD	-	-	-

CASH, END OF PERIOD	$66,691	$-	$66,691

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$-	$-	$-

Cash paid during the period for taxes	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock subscription for common stock subscribed	$-	$10,500	$10,500

See notes to financial statements.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE A – FORMATION, BACKGROUND AND OPERATIONS OF THE COMPANY

Business

Hermes Jets, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on September 11, 2008 (“Inception”).  The primary business of the Company will be to act as a global broker for business and private jets, by connecting travelers (corporations, institutions and wealthy private individuals) with executive aircraft which are independently owned and operated by third party companies or individuals.  The Company will not own or operate the aircraft, manage pilots, or own supporting operator infrastructure, like operations and maintenance facilities.  Such activities will be conducted by operators who specialize in air travel and the Company will act only as a broker for such services.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

The Company has incurred net losses and losses from operations since inception, and expects that it will continue to have negative cash flows as management implements their business plan.  There can be no assurance that the continuing efforts to execute their business plan will be successful and that the Company will be able to continue as a going concern. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.
The Company currently does not have sufficient cash to sustain itself for the next twelve months, and will require additional financing in order to execute its operating plan and continue as a going concern.  To meet its cash needs, management expects to raise capital through a private placement offering. In the event that this financing does not materialize, the Company may be unable to implement its current plans for expansion, pay its obligations as they become due or continue as a going concern, any of which circumstances would have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  Because the Company has not generated significant revenues, it is considered to be in the development stage as defined in FASB Accounting Standards Codification (ASC) 915, “Development Stage Entities”. Accordingly, some of the Company’s accounting policies and procedures have not yet been fully established but the following accounting policies reflect those policies it expects to implement as its business operations develop.

The Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ (“Codification”) which was issued on July 1, 2009 and became the single source of authoritative US GAAP. The Codification did not create any new GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (“SFAS”), Emerging Issues Task Force (“EITF”), FASB Staff Position (“FSP”), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and new standards will be designated as Accounting Standards Updates (“ASU”), with a year and assigned sequence number. References to prior standards have been updated to reflect the new referencing system.   This is effective for interim and annual periods ending after September 15, 2009.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.  Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

Revenue Recognition

The Company’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104 – Revenue Recognition in Financial Statements (“SAB 104”) for determining when revenue is realized or realizable and earned.  In accordance with the requirements of SAB 104 we recognize revenue when (1) persuasive evidence of an arrangement exists; (2) delivery of our services has occurred; (3) our price to our customer is fixed or determinable; and (4) collectibility of the sales price is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are determined to be past due if payment is not made in accordance with the terms of the Company’s contracts, and receivables are written off when they are determined to be uncollectible. Management evaluates the allowance for doubtful accounts on a regular basis for adequacy. The level of the allowance account and amounts related to bad debts is based upon management’s review of the collectibility of the receivables in light of historical experience, adverse situations that may affect the customers’ ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Short-term Investments

Short-term investments are highly liquid investments with maturities between three months and one year. At December 31, 2009 and 2008, there were no short-term investments.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized and minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation and amortization are provided using the straight-line method over the shorter of the lease term, if any, or the assets' estimated useful lives. At December 31, 2009 and 2008, there was no property or equipment.

Long-Lived Assets

In accordance with FASB ASC 360-10-40, “Property, Plant and Equipment, Impairment of and Disposal of Long-Lived Assets” (ASC 360-10-40), the Company evaluates the recoverability of long-lived assets and the related estimated remaining lives when events or circumstances lead management to believe that the carrying value of an asset may not be recoverable. At December 31, 2009 and 2008, there were no long-lived assets.

Advertising Costs

Advertising expenses, for which there was none during the year ended December 31, 2009 and the period September 11, 2009 (inception) to December 31, 2008, are expensed as incurred. During the year ended December 31, 2009, the Company incurred marketing costs of $6,286 for services relating to its corporate design and website.

Net Loss Per Share

Net loss per share is computed in accordance with FASB ASC 260-10-55 “Earnings Per Share” and SEC Staff Accounting Bulletin No. 98 ("SAB 98").  Under the provisions of FASB ASC 260 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods.   Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period.  Basic and diluted loss per share is identical in the accompanying statements of operations.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
Income Taxes

Income taxes are computed in accordance with FASB ASC 740-10-05 "Accounting for Income Taxes" ("ASC 740").  Under ASC 740, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts.  Also, the effect on deferred taxes of a change in tax rates is recognized in the income statement in the period that includes the enactment date.  At December 31, 2009 and 2008, there were no temporary differences between financial and taxable reporting.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, ASC 740 requires that a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Financial Instruments and Concentrations of Credit Risk

Financial instruments, as defined in FASB ASC 825-10-50, “Disclosures of Financial Instruments,” consist of cash, evidence of ownership in an entity and contracts that both (1) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, the Company’s financial instruments consist primarily of cash and cash equivalents, short-term investment(s), accounts receivable, accounts payable and accrued liabilities.  The carrying values of our cash and cash equivalents, receivables and accounts payable and accrued and other liabilities approximate their respective fair values due to their short-term nature.

Financial instruments that may potentially subject us to significant concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company has not experienced any losses in such accounts.

Foreign Currency Translation
The functional currency for the Company’s financial statements is the United States Dollar.  Due to the Company’s anticipated foreign operations, certain transactions may be completed in Euros or Swiss Francs.  Gains or losses resulting form foreign currency transactions will be included in foreign exchange gains (losses) in the statements of operations.

Fair Value Measurements

FASB ASC 820-10-05, “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a methodology for measuring fair value, and expands the required disclosure for fair value measurements. FASB ASC 825-10-05, “The Fair Value Option for Financial Instruments” (“ASC 825”) permits entities to choose to measure many financial instruments and certain other items at fair value.

At December 31, 2009 and 2008, the Company did not have any items to be measured at fair value.

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
Recently Issued Accounting Pronouncements

The following pronouncements have become effective during the period covered by these financial statements or will become effective after the end of the period covered by these financial statements:

Pronouncement	Issued	Title

ASC 805	December 2007	Business Combinations
ASC 810	December 2007	Non-controlling Interests in Consolidated Financial Statements—an amendment to ARB No. 51
ASC 815	March 2008	Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133
ASC 944	May 2008	Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60
ASC 855	May 2009	Subsequent Events
ASC 105	June 2009	The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162
ASC 480	August 2009	Accounting for Redeemable Equity Instruments – Amendment to section 480-10-S99
ASC 820	August 2009	Fair Value Measurements and Disclosures – Measuring Liabilities at Fair Value
ASC 260	September 2009	Earnings per Share – Amendments to Section 260-10-S99
ASC 323 ASC 505	September 2009	Accounting for Investments – Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees – Amendments to Sections 323-10-S99 and 505-50-S99
ASC 820	September 2009	Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)
ASC 605	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force
ASC 470	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing – a consensus of the FASB Emerging Issues Task Force
ASC 860	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
ASC 505	January 2010	Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force
ASC 810	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification
ASC 718	January 2010	Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation
ASC 820	January 2010	Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements
ASC 855	February 2010	Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements
ASC 810	February 2010	Consolidation (Topic 810): Amendments for Certain Investment Funds
ASC 815	March 2010	Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives

Management does not anticipate that the new accounting pronouncements listed above will have a material impact on the Company’s financial statements.

NOTE C –EQUITY

The Company is authorized to issue 100,000,000 shares of common stock at $0.001 par value each share.  In November 2008, the Company’s founder subscribed to 3,500,000 shares of common stock for an initial cash contribution of $10,500 paid in 2009 ($0.003 per share).  From January 12, 2009 through March 13, 2009, fourteen investors purchased 1,474,900 shares of common stock for $89,840 ($0.01 to $0.08 per share).  During March and April 2009, seventeen investors purchased 3,300 shares of common stock for $3,300 ($1.00 per share) and during such time the Company issued an additional 26,000 shares to two service providers for legal and consulting services valued at approximately $26,000 ($1.00 per share).

HERMES JETS, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009
NOTE D –RELATED PARTY TRANSACTIONS

During the year ended December 31, 2009, the period from September 11, 2008 (Inception) to December 31, 2008, and the period from September 11, 2008 (Inception) to December 31, 2009, the Company incurred $1,378, $3,575 and $4,953, respectively, for organizational expenses paid by a related party.  These amounts were unpaid as of December 31, 2009 and compose the amounts under “due to related party” in the balance sheet.

During the year ended December 31, 2009, the period from September 11, 2008 (Inception) to December 31, 2008, and the period from September 11, 2008 (Inception) to December 31, 2009 , the Company incurred director’s and consulting fees of $10,546 (in the aggregate), $5,180 and $15,726, respectively, from related parties.  Total liabilities to these related parties, which are included in “accounts payable and accrued liabilities” in the balance sheets, amounted to $13,226 and $5,180 as of December 31, 2009 and 2008, respectively.

NOTE E – SUBSEQUENT EVENTS

On January 26, 2010, the Company initially filed a S-1 Registration Statement, whereby the selling stockholders are offering up to 492,300 shares of common stock held by them.  The selling shareholders offered their shares at $1.00 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The Company has evaluated all events subsequent to such date through, the date of issuance of these financial statements were available to be issued, and has determined that there are no other subsequent events that require disclosure.

PROSPECTUS
HERMES JETS, INC.

Dated July 7 , 2010

Selling shareholders are offering up to 492,300 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until October 6 , 2010 (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	$28
Legal Fees and Expenses	40,000
Accounting Fees and Expenses*	25,000
Miscellaneous*	10,000
Total*	$75,028
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Security holders acquired their shares by purchase exempt from registration under Regulation S of the 1933 Act and in the case of one service provider under Section 4(2) of the 1933 Act in exempt transactions as follows: In November 2008 our founder subscribed to 3,500,000 shares of common stock for an initial cash contribution of $10,500 paid in 2009 ($0.003 per share). From January 12, 2009 through March 13, 2009, 14 investors purchased 1,474,900 shares of common stock for $89,840 ($0.01 to $0.08 per share).During March and April 2009, 17 investors purchased 3,300 shares of common stock for $3,300 ($1.00 per share) and during such time we issued an additional 26,000 to two service providers for legal and consulting services valued at approximately $26,000 ($1.00 per share).

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.
In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.
Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS
Item 3

1.	Articles of Incorporation of Hermes Jets, Inc.
2.	By-laws of Hermes Jets, Inc.

Item 4

1.	Form of common stock Certificate of the Hermes Jets, Inc. [1]

Item 5

1.	Legal Opinion of Williams Law Group, P.A.
Item 10
1.	Non-Written Compensation Arrangements *
2.	Outsourced Brokerage Platform Development Agreement *

Item 23

1.	Consent of Stark Winter Schenkein & Co., LLP *
2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1) *

*filed herewith

All other Exhibits called for by Rule 601 of Regulation S-1or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Zug, Switzerland on July 7, 2010 .

Hermes Jets, Inc.

Name	Date	Signature
By: Hans Wadsack, President	July 7 , 2010	/s/ Hans Wadsack

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	NAME	TITLE	DATE
/s/ Hans Wadsack	Hans Wadsack	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	July 7 , 2010